EXHIBIT 4.13

[FORM OF MEDIUM-TERM FLOATING RATE SUBORDINATED NOTE]

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

Unless this Note is presented by an authorized representative of The Depository Trust Company, a New York corporation (55 Water Street, New York, New York) (“DTC”), to the Corporation or its agent for registration of transfer, exchange or payment, and this Note is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC, and unless any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

THIS NOTE IS NOT A SAVINGS ACCOUNT OR A DEPOSIT, AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. THIS NOTE IS SUBORDINATED TO CLAIMS OF DEPOSITORS, IS UNSECURED, AND IS NOT ELIGIBLE AS COLLATERAL FOR A LOAN BY BANK OF AMERICA CORPORATION OR BANK OF AMERICA, N.A.

THIS NOTE IS NOT AN OBLIGATION OF OR GUARANTEED BY BANK OF AMERICA, N.A. OR ANY OTHER BANKING OR NONBANKING AFFILIATE OF BANK OF AMERICA CORPORATION.

REGISTERED	$

NUMBER	CUSIP

BANK OF AMERICA CORPORATION

MEDIUM-TERM SUBORDINATED NOTE, SERIES

(Floating Rate)

ORIGINAL ISSUE DATE[1]:		BASE RATE:
STATED MATURITY DATE:		(check one)
FINAL MATURITY DATE:		Federal Funds Rate
INITIAL INTEREST RATE:		LIBOR
INDEX MATURITY FOR INITIAL		Prime Rate
INTEREST RATE (IF DIFFERENT):		Treasury Rate
INDEX MATURITY:		Other:
INDEX MATURITY FOR FINAL INTEREST PAYMENT PERIOD (IF DIFFERENT):		________
SPREAD:		________
SPREAD MULTIPLIER:
MAXIMUM INTEREST RATE:
MINIMUM INTEREST RATE:
INTEREST PAYMENT DATES:
INTEREST RESET DATES:	☐	This Note is a
INTEREST RESET PERIOD:		Renewable Note.
INITIAL REDEMPTION DATE:		See Attached Rider.
INITIAL REDEMPTION PERCENTAGE:
ANNUAL REDEMPTION PERCENTAGE REDUCTION:	☐	This Note is an
OPTIONAL PAYMENT DATE(S):		Extendible Note.
CALCULATION AGENT:		See Attached Rider.
ADDITIONAL TERMS:

[1]	The form provides that interest will accrue from the Original Issue Date. In the event a series of Notes is reopened, interest will accrue from the Original Issue Date for all tranches of Notes of that series. However, in the event a series of Notes is reopened, the authentication date for each tranche of Notes will be the date that tranche of Notes is settled, which may be different from the Original Issue Date.

“Maturity,” when used herein, means the date on which the principal of this Note or an installment of principal becomes due and payable in full in accordance with the terms of this Note and of the Indenture, whether at the Stated Maturity Date or by declaration of acceleration, call for redemption, prepayment at the holder’s option or otherwise.

BANK OF AMERICA CORPORATION, a Delaware corporation (herein called the “Corporation,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to CEDE & CO., as nominee for The Depository Trust Company, or its registered assigns, the principal sum of                                                           DOLLARS2 on the Stated Maturity Date3 specified above (except to the extent redeemed or repaid prior to the Stated Maturity Date). The Corporation will pay interest on such principal amount at a rate per annum equal to the Initial Interest Rate specified above until the Initial Interest Reset Date specified above and thereafter at a rate determined in accordance with the provisions on the reverse hereof, until the principal hereof is paid or duly made available for payment. The Corporation will pay interest on the Interest Payment Dates specified above, commencing with the first Interest Payment Date succeeding the Original Issue Date specified above, unless the Original Issue Date occurs between a Regular Record Date (as defined below) and the next Interest Payment Date, in which case interest shall be payable commencing on the Interest Payment Date following the next Regular Record Date, and shall be payable on each subsequent Interest Payment Date and at Maturity (the “Maturity Date”).

Interest on this Note will accrue from the Original Issue Date until the principal amount is paid or duly provided for and will be computed as hereinafter described. Interest payable on this Note on any Interest Payment Date or on the Maturity Date will include interest accrued from and including the preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the Original Issue Date specified above if no interest has been paid or duly provided for, as the case may be) to, but excluding, such Interest Payment Date or Maturity Date, as the case may be. If any Interest Payment Date falls on a day that is not a Business Day (as defined below), such Interest Payment Date shall be the following day that is a Business Day, except that if the Base Rate is LIBOR, if such next Business Day falls in the next calendar month, such Interest Payment Date will be the preceding day that is a Business Day; and if the Maturity Date falls on a day that is not a Business Day, principal or interest payable with respect to such Maturity Date will be paid on the next Business Day with the same force and effect as if made on such Maturity Date, and no additional interest shall accrue for the period from and after such Maturity Date.

[2]	This form provides for Notes denominated in, and principal and interest payable in, U.S. dollars. The form., as used, may be modified to provide, alternatively, for Notes denominated in, and principal and interest and other amount, if any, payable in a foreign currency or currency unit, with the specific terms and provisions, including any limitations on the issuances of Notes in such currency, additional provisions regarding paying and other agents and additional provisions regarding the calculation and payment of such currency, set forth therein.

[3]	This form provides for Notes that will mature only on a specified date. If the Maturity of Notes of a series may be renewed at the option of the holder, or extended at the option of the Corporation, the form, as used, will be modified by the applicable Rider attached to this Note to provide for additional terms relating to such renewal or extension, as the case may be, including the period or periods for which the Maturity may be renewed or extended, as the case may be, changes in the interest rate, if any, and requirements for notice.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name this Note (or one or more predecessor Notes evidencing all or a portion of the same debt as this Note) is registered at the close of business on the date that is 15 calendar days prior to such Interest Payment Date, whether or not a Business Day (the “Regular Record Date”); provided, however, that the first payment of interest on any Note with an Original Issue Date between a Regular Record Date and an Interest Payment Date or on an Interest Payment Date will be made on the Interest Payment Date following the next Regular Record Date to the person in whose name this Note is registered at the close of business on such next Regular Record Date; and provided, further, that interest payable on the Maturity Date will be payable to the person to whom the principal hereof shall be payable. The principal so payable, and punctually paid or duly provided for, at Maturity will be paid to the person in whose name this Note (or one or more predecessor Notes evidencing all or a portion of the same debt as this Note) is registered at the close of business at Maturity. Any such interest or principal not punctually paid or duly provided for shall be payable as provided in the Indenture.4 “Business Day” means any weekday that is not a legal holiday in New York, New York, Charlotte, North Carolina, or any other place of payment with respect to this Note and that is not a day on which banking institutions in those cities are authorized or required by law or regulation to be closed. “Business Day” also means, with respect to Notes denominated in LIBOR, a London Business Day. A “London Business Day” is any day on which commercial banks are open for business (including dealing in the LIBOR currency in London, England. “Business Day” also means, with respect to Notes denominated in euro, a day on which the TransEuropean Real-Time Gross-Settlement Express Transfer, or “TARGET,” System is in place. “Business Day” also means, with respect to Notes denominated in a specified currency other than U.S. dollars or euro, a day on which banking institutions generally are authorized or obligated by law or regulation, or obligated by executive order to close in the Principal Financial Center of the country of the specified currency.

“Principal Financial Center” means:

(1) the capital city of the country issuing the specified currency, except that with respect to U.S. dollars, Australian dollars, Canadian dollars, South African rand, and Swiss francs, the “Principal Financial Center” is New York, Sydney and Melbourne, Toronto, Johannesburg, and Zurich, respectively, or

(2) the capital city of the country to which the LIBOR currency relates, except that with respect to U.S. dollars, Australian dollars, Canadian dollars, South African rand, and Swiss francs, the “Principal Financial Center” is New York, Sydney, Toronto, Johannesburg, and Zurich, respectively.

The principal of and interest on this Note are payable in immediately available funds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts at the office or agency of the Corporation designated as provided in the Indenture; provided, however, that interest may be paid, at the option of the

[4]	This form does not contemplate the offer of Notes to United States Aliens (for United States federal income tax purposes). If Notes are offered to United States Aliens, the forms of Notes, as used, may be modified to provide for the payment of additional amounts to such United States Aliens or, if applicable, the redemption of such Notes in lieu of payment of such additional amounts.

Corporation, by check mailed to the person entitled thereto at his address last appearing on the registry books of the Corporation relating to the Notes. Notwithstanding the preceding sentence, payments of principal of and interest payable on the Maturity Date will be made by wire transfer of immediately available funds to a designated account maintained in the United States upon (i) receipt of written notice by the Issuing and Paying Agent (as described on the reverse hereof) from the registered holder hereof not less than one Business Day prior to the due date of such principal and (ii) presentation of this Note to The Bank of New York, as Issuing and Paying Agent, 101 Barclay Street, New York, New York 10286 (the “Corporate Trust Office”).

For both this Note and Notes issued in certificated form, the payment of principal of, premium (if any), accrued interest, and any other amounts due on or after the Maturity Date will be made only upon the presentation and surrender of such Note at the office of the Trustee or successor thereof, and with respect to this Note, in accordance with the procedures of DTC.

References herein to “U.S. dollars,” “U.S.$,” or “$” are to the coin or currency of the United States at the time of payment is legal tender for the payment of public and private debts.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which shall have the same effect as though fully set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee or an authenticating agent on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Corporation has caused this Note to be duly executed, by manual or facsimile signature, under its corporate seal or a facsimile thereof.

BANK OF AMERICA CORPORATION

By:

Title: Senior Vice President

[SEAL]

ATTEST:

Assistant Secretary

Certificate of Authentication

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK, as Trustee and Authenticating Agent

By:

Authorized Signatory

[Reverse of Note]

BANK OF AMERICA CORPORATION

MEDIUM-TERM SUBORDINATED NOTE,

SERIES

(Floating Rate)

SECTION 1. General. This Note is one of a duly authorized series of Securities of the Corporation unlimited in aggregate principal amount (herein called the “Notes”) issued and to be issued under an Indenture dated as of January 1, 1995 (herein called the “Indenture”), between the Corporation (successor to NationsBank Corporation) and The Bank of New York, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by a First Supplemental Indenture dated as of August 28, 1998, to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Corporation, the Trustee and the holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is also one of the Notes designated as the Corporation’s Subordinated Medium-Term Notes, Series       , initially limited in aggregate principal amount to $                    . The Trustee initially shall act as Security Registrar, Transfer Agent, and Issuing and Paying Agent in connection with the Notes. The Notes may bear different dates, mature at different times, bear interest at different rates and vary in such other ways as are provided in the Indenture.

SECTION 2. Interest Rate Calculations.

(a) General. As set forth above, this Note may have either or both of the following: (i) a maximum numerical interest rate limitation, or ceiling, on the rate at which interest may accrue during any interest period (“Maximum Interest Rate”); or (ii) a minimum numerical interest rate limitation, or floor, on the rate at which interest may accrue during any interest period (“Minimum Interest Rate”); provided, however, that the interest rate on this Note will in no event be higher than the maximum rate permitted by applicable law.

The Base Rate (as defined herein) with respect to this Note may be (i) the federal funds rate, (ii) LIBOR, (iii) the prime rate, (iv) the treasury rate or (v) such other rate as is described on the face hereof and on a rider to this Note.

Except as described below, this Note will bear interest at the rate determined by reference to the appropriate interest rate basis (the “Base Rate”) and Index Maturity, each as specified above, (i) plus or minus the Spread, if any, specified above and/or (ii) multiplied by the Spread Multiplier, if any, specified above. The interest rate in effect during an Interest Reset Period will be the rate determined on the calculation date by reference to the Interest Determination Date (as determined in the next paragraph).

The “calculation date” pertaining to any Interest Determination Date will be the date by which the Calculation Agent specified above computes the amount of interest owed on this Note for the related Interest Period. The “calculation date” will be the earlier of (a) the tenth calendar day after the related Interest Determination Date or, if that day is not a Business Day, the next succeeding Business Day or (b) the Business Day immediately preceding the applicable Interest

Payment Date or the Stated Maturity Date or the date of redemption or the date of prepayment, as the case may be.

The interest rate in effect on each day shall be (a) if such day is an Interest Reset Date, as specified above, the interest rate determined as of the Interest Determination Date pertaining to such Interest Reset Date or (b) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date pertaining to the immediately preceding Interest Reset Date, provided that (i) the interest rate in effect from the Original Issue Date to the initial Interest Reset Date shall be the Initial Interest Rate specified above, and (ii) the interest rate in effect for the 10 calendar days immediately prior to the Maturity Date shall be the rate in effect on the 10th calendar day preceding such Maturity Date. If any Interest Reset Date otherwise would be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next day that is a Business Day, except that if the Base Rate specified above is LIBOR and if such next Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

The “Interest Determination Date” with respect to any Note that has as its Base Rate the federal funds rate or the prime rate will be the Business Day immediately preceding the related Interest Reset Date. The “Interest Determination Date” with respect to any Note that has LIBOR as its Base Rate will be the second London Banking Day preceding the related Interest Reset Date. The “Interest Determination Date” with respect to any Note that has as its Base Rate the treasury rate will be the day of the week in which the related Interest Reset Date falls on which Treasury bills of the Index Maturity specified on the face of this Note normally would be auctioned; provided, however, that if an auction is held on the Friday of the week preceding the related Interest Reset Date, the related “Interest Determination Date” shall be such preceding Friday; and provided, further, that if an auction is held on any Interest Reset Date then the Interest Reset Date shall instead be the first Business Day following such auction.

For a Note whose interest rate is determined by reference to two or more Base Rates, the “Interest Determination Date” shall be the most recent Business Day that is at least two Business Days prior to the applicable Interest Reset Date for the Note on which each Base Rate is applicable.

Accrued interest on this Note is calculated by multiplying the principal amount of the Note by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise indicated herein, the accrued interest factor will be computed and interest will be paid as follows:

(1)	for interest based on the federal funds rate, LIBOR, the prime rate, or any other floating rate other than the treasury rate (as defined below), the daily interest factor will be computed by dividing the interest rate in effect on that day by 360; and

(2)	for interest based on the treasury rate, the daily interest factor will be computed by dividing the interest rate in effect to that day by 365 or 366, as applicable.

All dollar amounts used in or resulting from any calculation on this Note will be rounded to the nearest cent with one-half cent being rounded upward. Unless otherwise specified herein, all percentages resulting from any calculation are rounded to the nearest one hundred-thousandth of a percent, with five one-millionths of a percentage point rounded upward. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655).

(b) Determination of Federal Funds Rate. The “federal funds rate” for any Interest Determination Date is the rate on that date for federal funds, as published in H.15(519) prior to 3:00 P.M., New York City time, on the calculation date for that Interest Determination Date under the heading “Federal Funds (Effective)” and/or displayed on Moneyline Telerate, Inc. (or any successor service) on page 120 (or any other page as may replace the specified page on that service) (“Telerate Page 120”).

The following procedures will be followed if the federal funds rate cannot be determined as described above:

(i) If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the calculation date or does not appear on Telerate Page 120, the federal funds rate will be the rate on that Interest Determination Date, as published in H.15 Daily Update, or such other recognized electronic source for the purposes of displaying the applicable rate, under the caption “Federal Funds (Effective).”

(ii) If the alternate rate described in (i) above is not published in H.15 Daily Update by 3:00 P.M., New York City time, on the calculation date, then the Calculation Agent will determine the federal funds rate to be the average of the rates for the last transaction in overnight federal funds quoted by three leading brokers of federal funds transactions in New York City, selected by the Calculation Agent, as of 9:00 A.M., New York City time, on that Interest Determination Date.

(iii) If fewer than three brokers selected by the Calculation Agent are quoting as mentioned in (ii) above, the federal funds rate will be the federal funds rate in effect on that Interest Determination Date.

(c) Determination of LIBOR.

(i) On each Interest Determination Date, the Calculation Agent will determine LIBOR as follows:

(A) If “LIBOR Telerate” is specified on the face of this Note, LIBOR will be the rate for deposits in the LIBOR currency having the Index Maturity described on the face of this Note on the applicable Interest Determination Date, as such rate appears on the designated LIBOR page as of 11:00 A.M., London time, on that Interest Determination Date.

(B) If “LIBOR Reuters” is specified on the face of this Note, LIBOR will be the average of the offered rates for deposits in the LIBOR currency having the Index Maturity described on the face of this Note on the applicable Interest Determination Date, as such rates appear on the designated LIBOR page as of 11:00

A.M., London time, on that Interest Determination Date, if at least two offered rates appear on the designated LIBOR page.

If the face of this Note does not specify “LIBOR Telerate” or “LIBOR Reuters,” the LIBOR rate will be LIBOR Telerate. In addition, if the designated LIBOR page by its terms provides only for a single rate, that single rate will be used regardless of the foregoing provisions requiring more than one rate.

(ii) On any Interest Determination Date on which fewer than the required number of applicable rates appear or no rate appears on the applicable designated LIBOR page, the Calculation Agent will determine LIBOR as follows:

(A) LIBOR will be determined on the basis of the offered rates at which deposits in the LIBOR currency having the Index Maturity described on the face of this Note on the applicable Interest Determination Date and in a principal amount that is representative of a single transaction in that market at that time are offered by four major banks in the London interbank market at approximately 11:00 A.M., London time, on that Interest Determination Date to prime banks in the London interbank market. The Calculation Agent will select the four banks and request the principal London office of each of those banks to provide an offered quotation. If at least two quotations are provided, LIBOR for that Interest Determination Date will be the average of those quotations.

(B) If fewer than two quotations are provided as described in (ii)(A) above, LIBOR will be the average of the rates quoted by three major banks in the Principal Financial Center selected by the Calculation Agent at approximately 11:00 A.M., in the Principal Financial Center, on the Interest Determination Date, for loans to leading European banks in the LIBOR currency having the Index Maturity designated on the face of this Note on the Interest Determination Date, and in a principal amount that is representative for a single transaction in that market at that time. The Calculation Agent will select the three banks referred to in (ii)(A) above.

(C) If fewer than three banks selected by the Calculation Agent are quoting as described in (ii)(B) above, LIBOR will remain LIBOR then in effect on the Interest Determination Date.

(d) Determination of Prime Rate.

(i) The “prime rate” for any Interest Determination Date is the prime rate or base lending rate on that date, as published in H.15(519) by 9:00 A.M., New York City time, on the calculation date for that Interest Determination Date under the heading “Bank Prime Loan.”

(ii) The following procedures will be followed if the prime rate cannot be determined as described above:

(A) If the rate is not published in H.15(519) by 3:00 P.M., New York City time, on the calculation date, then the prime rate will be the rate as published in

H.15 Daily Update, or any other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Bank Prime Loan.”

(B) If the alternative rate described in (d)(ii)(A) above is not published H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the calculation date, then the Calculation Agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters screen US PRIME 1 (as defined below), as that bank’s prime rate or base lending rate as in effect as of 11:00 A.M., New York City time on that Interest Determination Date.

(C) If fewer than four rates appear on the Reuters screen US PRIME 1 for that Interest Determination Date, by 3:00 P.M., New York City time, then the prime rate will be the average of the prime rates furnished in New York City by three substitute banks or trust companies (each organized under the laws of the United States or any of its states and having total equity capital of at least $500,000,000) selected by the Calculation Agent on the Interest Determination Date.

(D) If the banks selected by the Calculation Agent are not quoting as described in (d)(ii)(C) above, the prime rate will remain the prime rate then in effect on the Interest Determination Date.

(iii) “Reuters screen US PRIME 1” means the display designated as page “US PRIME 1” on the Reuters Monitor Money Rates Service (or such other page as may replace the US PRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

(e) Determination of Treasury Rate.

(i) The “treasury rate” for any Interest Determination Date is the rate set at the auction of direct obligations of the United States (“Treasury bills”) having the Index Maturity described on the face of this Note, as published in H.15(519) by 3:00 P.M., New York City time, on the calculation date for that Interest Determination Date under the heading “U.S. Government Securities—Treasury bills—auction average (investment)” and/or displayed on Moneyline Telerate, Inc. (or any successor service) on page 56 (or any other page as may replace that page on that service) (“Telerate Page 56”) or page 57 (or any other page as may replace that page on that service) (“Telerate Page 57”).

(ii) The following procedures will be followed if the treasury rate cannot be determined as described in (e)(i) above:

(A) If the rate is not published in H.15(519) by 3:00 P.M., New York City time, or displayed on Telerate Page 56 or Telerate Page 57 on the calculation date, the treasury rate will be the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury on the calculation date.

(B) If the results of the most recent auction of Treasury bills having the Index Maturity described on the face of this Note are not published or announced as described in (e)(ii)(A) above by 3:00 P.M., New York City time, on the calculation date, or if no auction is held on the Interest Determination Date, then the Calculation Agent will determine the treasury rate to be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the average of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three leading primary United States government securities dealers, selected by the Calculation Agent, for the issue of Treasury bills with a remaining maturity closest to the Index Maturity described on the face of this Note.

(C) If fewer than three dealers selected by the Calculation Agent are quoting as described in (e)(ii)(B) above, the treasury rate will remain the treasury rate then in effect on that Interest Determination Date.

(iii) The bond equivalent will be calculated using the following formula:

Bond equivalent =         D x N

                                  360-(D x M)

where “D” refers to the applicable per annum rate for treasury bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest reset period.

(f) Notwithstanding the foregoing, the interest rate hereon shall not be greater than the Maximum Interest Rate, if any, or less than the Minimum Interest Rate, if any, specified on the face hereof.

(g) The Calculation Agent shall calculate the interest rate hereon in accordance with the foregoing on or before each calculation date. At the request of the registered holder hereof, the Calculation Agent will provide to such holder hereof the interest rate hereon then in effect and, if determined, the interest rate which will become effective as of the next Interest Reset Date.

SECTION 3. Subordination. THE INDEBTEDNESS OF THE CORPORATION EVIDENCED BY THE NOTES, INCLUDING THE PRINCIPAL THEREOF AND INTEREST THEREON, IS, TO THE EXTENT AND IN THE MANNER SET FORTH IN THE INDENTURE, SUBORDINATE AND JUNIOR IN RIGHT OF PAYMENT TO ITS OBLIGATIONS TO HOLDERS OF SENIOR INDEBTEDNESS, AS DEFINED IN THE INDENTURE, AND EACH HOLDER OF THE NOTES, BY THE ACCEPTANCE HEREOF, AGREES TO AND SHALL BE BOUND BY SUCH PROVISIONS OF THE INDENTURE.

SECTION 4. No Sinking Fund. This Note is not subject to any sinking fund.

SECTION 5. Optional Repayment. If so specified above, this Note will be repayable prior to the Stated Maturity Date at the option of the registered holder on the Optional

Repayment Date(s), if any, specified above. IF NO OPTIONAL REPAYMENT DATES ARE SET FORTH ABOVE, THIS NOTE MAY NOT BE SO REPAID AT THE OPTION OF THE HOLDER HEREOF PRIOR TO THE STATED MATURITY DATE. On any Optional Repayment Date, this Note shall be repayable in whole or in part at the option of the holder hereof at a repayment price equal to 100% of the principal amount to be repaid, together with interest thereon payable to the date of repayment. For this Note to be repaid in whole or in part at the option of the holder hereof, this Note must be received, with the form below entitled “Option to Elect Repayment” duly completed, by the Trustee at The Bank of New York, 101 Barclay Street, New York, New York 10186, or such other address of which the Corporation from time to time shall notify the holders of the Notes, not more than 60 nor less than 30 calendar days prior to an Optional Repayment Date. Exercise of such repayment option by the holder hereof shall be irrevocable.

SECTION 6. Optional Redemption. If so specified above, this Note may be redeemed at the option of the Corporation on any date on and after the Initial Redemption Date, if any, specified above (the “Redemption Date”). IF NO INITIAL REDEMPTION DATE IS SET FORTH ABOVE, THIS NOTE MAY NOT BE REDEEMED AT THE OPTION OF THE CORPORATION PRIOR TO THE STATED MATURITY DATE. On and after the Initial Redemption Date, if any, this Note may be redeemed at any time in whole or from time to time in part at the option of the Corporation at the applicable Redemption Price (as defined below) together with interest thereon payable to the Redemption Date, on notice given not more than 60 nor less than 30 calendar days prior to the Redemption Date. In the event of redemption of this Note in part only, a new Note for the unredeemed portion hereof shall be issued in the name of the registered holder hereof upon the surrender of this Note. Unless otherwise specified above, if less than all of the Notes with like tenor and terms are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate. If this Note is redeemable at the option of the Corporation, the “Redemption Price” initially shall be the Initial Redemption Percentage specified above of the principal amount of this Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date by the Annual Redemption Percentage Reduction, if any, specified above of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

SECTION 7. Defeasance. The provisions of Article Fourteen of the Indenture do [not] apply to Securities of this Series.

SECTION 8. Events of Default. If an Event of Default (defined in the Indenture as certain events involving the bankruptcy of the Corporation) shall occur with respect to the Notes, the principal of, interest accrued on, and other amounts then payable on, the Notes may be declared due and payable in the manner and with the effect provided in the Indenture. THERE IS NO RIGHT OF ACCELERATION PROVIDED IN THE INDENTURE IN CASE OF A DEFAULT IN THE PAYMENT OF INTEREST OR THE PERFORMANCE OF ANY OTHER COVENANT BY THE CORPORATION.

SECTION 9. Modifications and Waivers. The Indenture permits, with certain exceptions as therein provided, the amendment of the Indenture and the modification of the rights and obligations of the Corporation and the rights of the holders of the Notes under the Indenture at any time by the Corporation with the consent of the holders of not less than 66 2/3%

in aggregate principal amount of the Notes then outstanding and all other Securities then outstanding under the Indenture and affected by such amendment and modification. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Notes then outstanding and all other Securities then outstanding under the Indenture and affected thereby, on behalf of the holders of all such Securities, to waive compliance by the Corporation with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No recourse shall be had for the payment of the principal of, premium on (if any), interest, or other amounts payable on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer, or director, as such, past, present, or future, of the Corporation or any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for issue hereof, expressly waived and released.

SECTION 10. Obligations Unconditional. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the principal of, premium (if any), interest, and other amounts payable on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

SECTION 11. Authorized Denominations. The Notes are issuable only as registered Notes without coupons, and unless otherwise set forth above, only in denominations of $                 and any integral multiple thereof. As provided in the Indenture, and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the holder surrendering the same.

SECTION 12. Registration of Transfer. As provided in the Indenture and subject to certain limitations as therein set forth, the transfer of this Note is registrable in the register maintained by the Registrar, upon surrender of this Note for registration of transfer at the office or agency of the Corporation designated by it pursuant to the Indenture, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Corporation and the Trustee or the Security Registrar requiring such written instrument of transfer duly executed by, the registered holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

This Note is being issued by means of a book-entry system with no physical distribution of certificates to be made except as provided in the Indenture. The book-entry system maintained by The Depository Trust Company (“DTC”) will evidence ownership of the Notes, with transfers of ownership effected on the records of DTC and its participants pursuant to rules and procedures established by DTC and its participants. The Corporation will recognize Cede & Co., as nominee of DTC, while the registered holder of the Notes, as the owner of the Notes for all purposes, including payment of principal (premium, if any) and interest, notices and voting. Transfer of principal (premium, if any) and interest to participants of DTC will be the responsibility of DTC, and transfer of principal, premium (if any), interest, and other amounts payable to beneficial owners of the Notes by participants of DTC will be the responsibility of such participants and other nominees of such beneficial owners. So long as the book-entry system is in effect, the selection of any Notes to be redeemed will be determined by DTC pursuant to rules and procedures established by DTC and its participants. The Corporation will not be responsible or liable for such transfers or payments or for maintaining, supervising or reviewing the records maintained by DTC, its participants, or persons acting through such participants.

This Note may be exchanged in whole, but not in part, for security-printed certificated Notes, only if (i) DTC notifies the Corporation or the Trustee that it is unwilling or unable to continue to act as depository for this Note in global form or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and in either such case, a successor depository is not appointed by the Corporation within 60 calendar days, or (ii) the Corporation executes and delivers to the Trustee a written notification that this Note in global form shall be so exchangeable, or (iii) an Event of Default occurs and is continuing with respect to this Note in global form. In any such instance, an owner of a beneficial interest in this Note will be entitled to physical delivery in certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Unless otherwise set forth above, Notes so issued in certificated form will be issued in authorized denominations only and will be issued in registered form only, without coupons.

No service charge shall be made for any such registration of transfer or exchange, but the Corporation may require payment of a sum sufficient to cover any tax, assessment, or other governmental charge, including, without limitation, any withholding tax, payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Corporation, the Trustee, the Issuing and Paying Agent and any agent of the Corporation, the Trustee or any Issuing and Paying Agent may treat the person in whose name this Note is registered as the owner hereof for all purposes.

SECTION 13. Defined Terms. All terms used in this Note which are not defined herein but are defined in the Indenture shall have the meanings assigned to them in the Indenture.

SECTION 14. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of the within Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM—	as tenants in common
TEN ENT—	as tenants by the entireties
JT TEN—	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT— as Custodian for
(Cust) (Minor)

Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS

INCLUDING ZIP CODE OF ASSIGNEE]

Please Insert Social Security or Other Identifying Number of Assignee:                                                       the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                                   Attorney to transfer said Note on the books of the Corporation, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatever and must be guaranteed.

[OPTION TO ELECT REPAYMENT]

The undersigned hereby irrevocably request(s) and instruct(s) the Corporation to repay this Note (or portion hereof specified below) pursuant to its terms at a price equal to the principal amount hereof together with interest to the repayment date, to the undersigned, at

                                                                                                                                                                                                                                                                      .

(Please print or typewrite name and address of the undersigned)

For this Note to be repaid, the Trustee must receive at 101 Barclay Street, New York, New York 10186, or at such other place or places of which the Corporation from time to time shall notify the registered holder of this Note, not more than 60 nor less than 30 calendar days prior to an Optional Repayment Date, if any, shown on the face hereof, this Note with this “Option to Elect Repayment” form duly completed.

If less than the entire principal amount of this Note is to be repaid, (a) specify the portion hereof which the registered holder elects to have repaid and (b) specify the portion hereof which is not being repaid (in the absence of any such specification to the contrary, one such Note will be issued for the portion not being repaid).

Date:

NOTICE: The signature on this Option to Elect Repayment must correspond with the name as written upon the face of this Note in every particular, without alteration or enlargement or any change whatever.

Principal amount to be repaid, if amount to be repaid is less than the principal amount of this Note:	☐ Option To Use DTC Tender Procedures DTC Participant
$	Number:

DTC Participant
Amount to be Reissued:	Name:

DTC Participant Telephone
$	Number:

Fill in registration of Notes if to be issued otherwise than to the registered holder:	SOCIAL SECURITY OR OTHER TAXPAYER ID NUMBER

Name

Address:

(Please print name and address including zip code)

[EXTENDIBLE NOTE RIDER]

The Corporation and the purchaser of this Note have agreed that this Note is an Extendible Note, whereby the Corporation has the option to extend the maturity of this Note for one or more whole year periods, as set forth below (each, an “Extension Period”), up to but not beyond the Final Maturity Date set forth below, under the terms of this Note as supplemented by this Extendible Note Rider.

Stated Maturity Date:

Final Maturity Date:

Extension Notice Due Date	Extended Maturity Date

The Corporation may exercise its option with respect hereto by delivery to the Trustee a notice of such exercise at least 45, but not more than 60, calendar days prior to the Stated Maturity Date originally in effect with respect hereto or, if the Stated Maturity Date has already been extended, prior to the maturity date then in effect (each, an “Extended Maturity Date”). After such receipt and not later than 40 calendar days prior to the Stated Maturity Date or an Extended Maturity Date, as the case may be (each, an “Existing Maturity Date”), the Issuing and Paying Agent (or any duly appointed paying agent) will mail by first class mail, postage prepaid, to the registered holder hereof a notice (the “Extension Notice”) relating to such extension period (the “Extension Period”) setting forth (i) the election of the Corporation to extend the Maturity hereof, (ii) the new Extended Maturity Date, (iii) the interest rate applicable to the Extension Period (which interest rate may be higher during the Extension Period), and (iv) the provisions, if any, for redemption during the Extension Period, including the date or dates on which, the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the Trustee (or any duly appointed paying agent) of an Extension Notice to the registered holder hereof, the maturity shall be extended automatically as set forth in the Extension Notice, and, except as modified by the Extension Notice and as described in the next paragraph, this Note will have the same terms as prior to the mailing of such Extension Notice.

Notwithstanding the foregoing, not later than 20 calendar days prior to the Existing Maturity Date hereof (or, if such date is not a Business Day, on the immediately succeeding Business Day), the Corporation, at its option, may revoke the interest rate provided for in the Extension Notice and establish a higher interest rate for the Extension Period by mailing or causing the Trustee to mail notice of such higher interest rate, by first class mail, postage prepaid, to the registered holder hereof. Such notice shall be irrevocable. Thereafter, this Note will bear such higher interest rate for the Extension Period.

If the Corporation elects to extend the maturity hereof, the registered holder hereof will have the option to elect repayment hereof in whole or in part by the Corporation on the Existing Maturity Date then in effect at a price equal to the principal amount hereof plus any accrued and unpaid interest to such date. In order for this Note to be so repaid on the Existing Maturity Date, the Corporation must receive, at least 15 days but not more than 30 calendar days prior to the Existing Maturity Date then in effect with respect hereto: (i) this Note with the form “Option to Elect Repayment” below duly completed, or (ii) a telegram, telex, facsimile transmission, or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc., or a commercial bank or trust company in the United States, setting forth the name of the registered holder hereof, the principal amount hereof to be repaid, the certificate number, or a description of the tenor and terms hereof, a statement that the option to elect repayment is being exercised thereby, and a guarantee that this Note, together with the duly completed form entitled “Option to Elect Repayment” attached hereto, will be received by the Trustee not later than the fifth Business Day after the date of such telegram, telex, facsimile transmission, or letter; provided, however, that such telegram, telex, facsimile transmission, or letter shall only be effective if this Note and duly completed form are received by the Trustee by such fifth Business Day. Such option may be exercised by the registered holder hereof for less than the aggregate principal amount hereof then outstanding.

[RENEWABLE NOTE RIDER]

The Corporation and the purchaser of this Note have agreed that this Note is a Renewable Note which initially matures on the Stated Maturity Date shown on the face hereof. At each Renewal Date, as specified below, the Maturity of this Note automatically will be extended to the corresponding New Maturity Date, as specified below, until the Final Maturity Date specified below, unless the registered holder of this Note elects to terminate the automatic extension of the Maturity of this Note or any portion hereof and delivers a completed “Extension Termination Notice” to the Trustee (or any duly appointed paying agent) not less than 15 nor more than 30 calendar days prior to the applicable Renewal Date. The “Extension Termination Notice” may specify that the automatic extension of Maturity of this Note is terminated with respect to all or a portion of the outstanding principal amount of the Note. Upon timely delivery of such Extension Termination Notice, the term of the principal amount of this Note subject to such notice will be deemed automatically to mature on the Stated Maturity Date or the then applicable New Maturity Date, as the case may be. The remaining principal balance of such Note, if any, will be deemed to automatically be extended to the corresponding New Maturity Date but in no circumstances may such Maturity be extended beyond the Final Maturity Date set forth below. An election to terminate the automatic extension of the Maturity hereof shall be irrevocable and binding on each holder hereof. Notwithstanding any such extension, the interest rate applicable to this Note will continue to be calculated as set forth in this Note.

STATED MATURITY DATE:

FINAL MATURITY DATE:

Renewal Date(s)	New Maturity Date(s)